PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153613

CHINA PRECISION STEEL, INC.

4,524,810 Shares of Common Stock
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This prospectus relates to the resale of up to 4,524,810 shares of our common stock beneficially owned by the selling stockholder named under the caption “Selling Security Holders” in this prospectus. We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CPSL.” On September 17, 2008, the last reported sale price for our common stock on the NASDAQ Capital Market was $4.40 per share. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The shares of our common stock offered under this prospectus are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “Risk Factors,” beginning on page 7, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 2, 2008

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “CPSL,” “the Company,” “we,” “us” and “our” refer to China Precision Steel, Inc. and its subsidiaries, and do not refer to the Selling Stockholders.

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

PROSPECTUS SUMMARY

This summary highlights information about us and the common stock being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common stock. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

Our Company

Through our wholly-owned operating subsidiaries, Shanghai Chengtong Precision Strip Company Limited, or Chengtong and Shanghai Blessford Alloy Company Limited, or Shanghai Blessford, we are a niche and high value-added steel processing company principally engaged in the manufacture and sale of high precision cold-rolled steel products and in the provision of heat treatment and cutting of medium and high carbon hot-rolled steel strips. We use commodity steel to create a specialty premium steel intended to yield above-average industry gross margins. Specialty precision steel pertains to the precision of measurements and tolerances of thickness, shape, width, surface finish and other special quality features of highly-engineered end-use applications. We manufacture and sell precision ultra-thin and high strength cold-rolled steel products with thicknesses ranging from 7.5 mm to 0.03 mm. We also provide heat treatment and cutting and slitting of cold-rolled steel strips not exceeding 7.5 mm thickness. Our process puts hot-rolled de-scaled (pickled) steel coils through a cold-rolling mill, utilizing our patented systems and high technology reduction processing procedures, to make steel coils and sheets in customized thicknesses, according to customer specifications. Currently, our specialty precision products are mainly used in the manufacture of automobile parts and components, steel roofing, plane friction discs, appliances, food packaging materials, saw blades, textile needles and microelectronics.

Most of our sales are made domestically in China, however, over the course of the past two years, we have begun to alter our product mix to meet market demands in our primary market, as well as to expand into overseas markets. During fiscal 2007, we began exporting our cold-rolled steel products to Nigeria, Thailand, Indonesia and the Philippines. We intend to expand into additional overseas markets in the future, subject to suitable market conditions and favorable regulatory controls. We continue to focus on the production of higher margin products, although we have increased production of certain of our lower margin products due to market demand. These changes in our strategy have created increased capital requirements as we have sought to construct additional rolling mills to accommodate our planned growth.

Our market is highly competitive, although we have focused on a niche market that allows us to compete effectively as we continue to grow our business. We face significant competition for raw materials, especially crude steel, and our financial results may be impacted by changes in the market prices for these materials. Given our size, we do not have the ability to influence the prices at which we must purchase raw materials. However, the nature of our products enable us to pass on all or part of the price fluctuations in raw materials to our customers.

As of June 30, 2008, we had an annual production capacity of approximately 120,000 tons.  Our second cold-rolling mill, which has been operating since October 2006 with a production design capacity of 120,000 tons, has an approximately 50% utilization rate as of June 30, 2008, and is expected to reach 80% to 90% capacity by the end of calendar year 2009. We plan to commence construction of our third mill in the last quarter of calendar year 2008, which has an equivalent design capacity. Each mill takes approximately three to four years to reach full operating capacity. The second and third mills will focus on the production of high carbon, high strength cold-rolled steel products and the production of more complex precision steel products that cannot be manufactured in our first rolling mill. Our first rolling mill, which has an operating capacity of 60,000 to 70,000 tons depending on the thickness of the steel processed, will continue to primarily manufacture low carbon precision cold-rolled steel products.

During the fiscal years ended June 30, 2008, 2007 and 2006, we earned net income before discontinued operations of $18,583,111, $7,472,661, and $7,514,101, respectively. The discontinued operations represent those of OraLabs, Inc. which was spun off from the Company in December of 2006. At June 30, 2008, we had total assets of $165,535,370. Chengtong and Shanghai Blessford currently have approximately 283 employees, including 45 senior management and technical staff members, and leases 20,000 square meters of production facilities in Jiading District, Shanghai, on four acres of property.

Corporate Information

We are a Delaware company. We became a public company in May 1997 through a reverse merger with SSI Capital Corporation. At that time, we changed our name to OraLabs Holding Corp. and our principal business was the production and sale of consumer products relating to oral care and lip care and the distribution of nutritional supplements through our wholly-owned subsidiary, OraLabs, Inc. In December 2006, we merged with Partner Success Holdings Limited, or PSHL, a British Virgin Islands business company which owns Chengtong. In connection with that transaction, we subsequently redeemed all of the shares of our outstanding common stock owned by our former President, Gary Schlatter, in exchange for all of the issued shares of OraLabs, Inc. Thereafter, we renamed ourselves China Precision Steel, Inc. to reflect our continuing operations.

Our business is conducted principally through Chengtong and through Shanghai Blessford in Shanghai, China. Both Chengtong and Shanghai Blessford are Wholly Foreign Owned Enterprises, or WFOEs, under Chinese law.

Our corporate headquarters are located at 18th Floor, Teda Building, 87 Wing Lok Street, Sheung Wan, Hong Kong, and our telephone number is (011) 852-2543-2290. Our agent for service of process in the United States is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. Our common stock is listed on The NASDAQ Capital Market under the symbol “CPSL.” Although we maintain a website at www.chinaprecisionsteelinc.com, we do not intend that information available on our website be incorporated into this filing. As used herein, the “Group” refers to the Company, PSHL, BFI, Chengtong and Shanghai Blessford on a consolidated basis.

The Offering

Common stock offered by the selling stockholders	4,524,810 shares

Common stock outstanding before the offering	46,562,955 shares (1)

Common stock outstanding after the offering	46,562,955 shares (1)

Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.

Trading	Our common stock is traded on the NASDAQ Capital Market under the symbol “CPSL.”

Risk factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

(1) Based on 46,562,955 shares of our common stock issued and outstanding as of September 17, 2008.

RISK FACTORS

We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our common stock to decline. Many of these factors are beyond our control and therefore, are difficult to predict. You should read the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, which are incorporated herein by reference. That section discusses what we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial results or cause the market price of our common stock to fluctuate or decline. However, there may be additional risks and uncertainties not currently known to us or that we presently deem immaterial that could also affect our business operations and the market value of our common stock.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “ Risk Factors, “ describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

DESCRIPTION OF COMMON STOCK

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the material terms of our common stock that the Selling Stockholders may offer under this prospectus. For a complete description of the terms of our common stock, please refer to our certificate of incorporation and our amended and restated by-laws, each of which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by the General Corporation Law of Delaware. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to our common stock. See “Where You Can Find More Information.”

Common Stock

We are authorized to issue up to 62,000,000 shares of common stock, par value $0.001.  As of September 17, 2008, there were 46,562,955 shares of our common stock outstanding held by approximately 879 stockholders, and no preferred shares issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available for distribution after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Our common stock is traded on The NASDAQ Capital Market under the symbol “CPSL.”

All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may, subject to stockholder approval, authorize, designate and issue in the future. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 8,000,000 shares of preferred shares, par value $0.001, issuable in series. No shares of preferred stock are currently outstanding. Our board of directors is authorized, subject to limits imposed by relevant Delaware laws, to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our Certificate of Incorporation and By-laws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example: (i) our certificate of incorporation provides that only our Chairman or any 3 board members may call a special meeting of stockholders; (ii) our Certificate of Incorporation cannot be amended unless our board of directors recommends the amendment; (iii) our stockholders cannot increase the size of our board of directors to more than 9 without the approval of the board of directors; (iv) our board of directors is authorized to issue up to 8,000,000 preferred shares without a stockholder vote; and (v) our stockholders may not remove members from our board of directors except for cause.

We are a Delaware corporation subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder (generally, persons who beneficially own 15% or more of our outstanding voting stock), for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. We anticipate that the provisions of Section 203 may encourage parties interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions apply even if the offer may be considered beneficial by some of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders, or Selling Stockholders, named below from time to time of up to a total of 4,524,810 shares of our common stock, which were issued and sold to the Selling Stockholder in connection with a private sale transaction described below which was exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the Selling Stockholders for their own accounts.

On May 20, 2008, Wo Hing Li, our Chairman, CEO and majority shareholder, entered into an Amended and Restated Stock Purchase Agreement, or Purchase Agreement, dated as of May 20, 2008, with certain purchasers party to such agreement, whereby Mr. Li agreed to sell to the purchasers, 3,524,810 shares of our common stock owned by him, at $3.75 per share, and 1,000,000 shares of our common stock owned by him, at $6.70 per share. In connection with the Purchase Agreement, Mr. Li and certain of the purchasers also entered into an Amended and Restated Registration Rights Agreement, or Registration Rights Agreement, dated as of May 20, 2008, pursuant to which Mr. Li agreed to cause the Company, in his capacity as a shareholder, to register the shares issued to the purchasers within a pre-defined period. For additional information regarding this private sale transaction and the related transaction agreements, please see our current report on Form 8-K filed on May 21, 2008 and the exhibits attached thereto.

The following table sets forth certain information regarding the Selling Stockholders and the shares offered by it in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a Selling Stockholder and the percentage of ownership of that Selling Stockholder, shares of common stock and underlying shares of convertible preferred stock, options or warrants held by that Selling Stockholder that are convertible or exercisable, as the case may be, within 60 days of September 17, 2008 are included. The Selling Stockholder’s percentage of ownership in the following table is based upon 46,562,955 shares of common stock outstanding as of September 17, 2008.

None of the Selling Stockholders has held a position as an officer or director of the Company, or have any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the Selling Stockholders. The shares being offered are being registered to permit public secondary trading of the shares and other transactions contemplated pursuant to the Plan of Distribution disclosed elsewhere herein. The Selling Stockholders may offer all or part of the shares owned for resale from time to time. In addition, the Selling Stockholders do not have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the Selling Stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock	Shares of Common Stock Owned After the Offering
Name of Selling Stockholder	Number	Percent (2)	Being Offered	Number (1)	Percent (1)
Hudson Bay Fund, LP (3) 120 Broadway, 40th Floor New York, New York 10271 Attention: Yoav Roth May Lee	1,140,000	2.4%	1,140,000	0	*
Hudson Bay Overseas Fund, Ltd. (4) 120 Broadway, 40th Floor New York, New York 10271 Attention: Yoav Roth May Lee	2,711,110	5.8%	2,711,110	0	*
Enable Growth Partners LP (5) One Ferry Building, Suite 255 San Francisco, CA 94111 Attention: Adam Epstein	673,700	1.4%	673,700	0	*
________
* Less than 1%.

(1) Assumes that all securities offered are sold.

(2) As of September 17, 2008, a total of 46,562,955 shares of our common stock are considered outstanding pursuant to SEC Rule 13d-3(d) (1).

(3) Sander Gerber, Yoav Roth and Charles Winkler share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and Charles Winkler disclaim beneficial ownership over the securities held by Hudson Bay Fund, LP. The Selling Stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(4) Sander Gerber, Yoav Roth and Charles Winkler share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and Charles Winkler disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund, Ltd. The Selling Stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(5) Mitch Levine, the Managing Partner of Enable Growth Partners LP, has voting and dispositive power over the shares held by Enable Growth Partners LP. Mr. Levine disclaims beneficial ownership of the shares held by Enable Growth Partners LP.
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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the Selling Stockholders to permit the resale of these shares of common stock by the holders of the shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $12,283 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the common stock being offered by this prospectus will be passed upon by Thelen LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of China Precision Steel, Inc. for the years ended June 30, 2008 and June 30, 2007, appearing in our Annual Report on Form 10-K for those years, have been audited by Moore Stephens, an Independent Registered Public Accounting Firm and by Murrell, Hall, McIntosh & Co., PLLP, an Independent Registered Public Accounting Firm, respectively, as set forth in their reports included therein and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Such reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC to register the resale of shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement. For further information about us, the shares and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC’s website as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference (i) our Annual Report on Form 10-K for the year ended June 30, 2008; (ii) our Annual Report on Form 10-K for the year ended June 30, 2007; and (iii) all other reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2007.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

You should rely only upon the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Upon the written or oral request of any person, including a beneficial owner, to whom this prospectus is delivered, we will provide, at no cost, a copy of any or all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus. Requests for such documents should be directed to: China Precision Steel, Inc., 8th Floor, Teda Building, 87 Wing Lok Street, Sheung Wan, Hong Kong, People’s Republic of China, Attn: Investor Relations (telephone +852-2543-8223).

CHINA PRECISION STEEL, INC.

4,524,810 shares of common stock

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PROSPECTUS

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October 2, 2008